Exhibit 10.1

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT 1 TO THE APRIL 1, 2006 TECHNOLOGY AGREEMENT

BY AND BETWEEN XEROX CORPORATION AND FUJI XEROX CO., LTD.

This Amendment 1 (“Amendment”) to the April 1, 2006 Technology Agreement (“2006TA”) by and between Xerox Corporation, a corporation organized under the laws of the State of New York with a principal office at 201 Merritt 7, Norwalk, CT 06851-1056 (“Xerox”) and Fuji Xerox Co., Ltd. with a principal office at 9-7-3, Akasaka Minato-ku, Tokyo 107-0052, Japan (“Fuji Xerox” and, together with Xerox, the “Parties”) is entered into on November 5, 2019.

Effective as of the Amendment Effective Date (as defined below), the Parties hereby agree as follows:

1.	Fuji Xerox Rights to Xerox Trademarks Upon Expiration or Termination.

(a)	Section C7 (Fuji Xerox Rights to Xerox Trademarks Upon Expiration or Termination) of the 2006TA is hereby deleted in its entirety and replaced with the following.

“C7. Fuji Xerox Rights to Xerox Trademarks Upon Expiration or Termination:

(a)

In the event either Party opts not to renew this Agreement, then on the expiration date of this Agreement (the “Expiration Date”), this Agreement shall terminate in accordance with Section E14, including Xerox’s license grant under Xerox Trademarks to Fuji Xerox as set forth in Section C1(a), which shall terminate in its entirety.

(b)

After receiving Xerox’s notice to not renew this Agreement or sending Fuji Xerox’s notice to Xerox to not renew this Agreement, as the case may be, Fuji Xerox shall transition away from the use of the Xerox Trademarks to a new brand (the “New Brand”) in a manner that will allow Fuji Xerox to operate under the New Brand as soon as reasonably practicable after the Expiration Date, [***].

(c)

“Approved Statement(s)” means (i) the statement “Fuji Xerox Co. Ltd. will change/has changed its name to [new company name] as of [date]” and (ii) any other statement mutually agreed between the Parties respecting the name change by Fuji Xerox to the New Brand. As promptly as practicable following the notice from either Party to not renew as set forth above, Xerox and Fuji Xerox shall reasonably cooperate in the development of additional approved statements respecting the name change by Fuji Xerox to the New Brand in accordance with the foregoing clause (ii). Without the prior written consent of the other Party, neither Party shall deviate in any material respect from an Approved Statement in any announcement, press release, customer disclosure, or other internal or external release of information to the extent respecting such name change, except as required by applicable law or regulation.

(d)

During the two (2) year period commencing with the Expiration Date (“Transition Period”), subject to the Quality Control Standards and a payment of one hundred million U.S. dollars (USD $100,000,000.00) payable by wire transfer of immediately available funds to an account designated by Xerox within three (3) business days of the first date of the Transition Period, Fuji Xerox shall have (i) an exclusive license to use Xerox Trademarks to manufacture, have made, use, lease, sell, distribute or otherwise dispose of Xerographic Products in the Territory; (ii) a non-exclusive license to use Xerox Trademarks to manufacture, have made, use, lease, sell, distribute or otherwise dispose of all other Products in the Territory; and (iii) a limited right, on a case by case basis and upon the prior written permission of Xerox, to use the “Fuji Xerox Co., Ltd.” name on the nameplate attached to certain products sold outside of the Territory as set forth in Annex C-1 of this Agreement.

(e)

During the Transition Period, Fuji Xerox shall reasonably cooperate with Xerox in order to allow Xerox to take reasonably necessary steps to preserve the Xerox Trademarks in jurisdiction(s) in the Territory after the end of the Transition Period, including notifying Xerox, as promptly as practicable, in the event that Fuji Xerox ceases using certain Xerox Trademarks identified in Exhibit B in any jurisdiction in the Territory.

(f)

Upon expiration of the Transition Period, Fuji Xerox shall immediately cease implementation of any new or expanded uses of Xerox Trademarks and discontinue existing uses of Xerox Trademarks; provided, however, that:

(i)

the use of Xerox Trademarks affixed to Products that have already been sold, leased, distributed or licensed to customers of Fuji Xerox, its Subsidiaries or FX JV OPCOs shall not be affected by this Section C7(f); and

(ii)

For the avoidance of doubt, the right of customers or distributors to which Products have already been sold, leased, licensed or otherwise distributed prior to the end of the Transition Period shall not be affected by termination of this Agreement or the Transition Period; and Fuji Xerox may continue to provide maintenance services with respect to such Products.

(g)

Fuji Xerox acknowledges that its violation of the limited licenses granted in accordance with the provisions of this Agreement will result in immediate and irreparable harm to Xerox for which there is no adequate remedy at law. Notwithstanding the provisions of E29, Xerox shall be entitled to bring an action or proceeding for specific performance, injunctive relief and/or other equitable relief to compel Fuji Xerox to discontinue the infringement of the Xerox Trademarks, to cease and desist all unauthorized use of the Xerox Trademarks, to take all affirmative acts necessary to ensure discontinuance of use of the Xerox Trademarks after the expiration or termination of this Agreement, and to obtain such other or different relief as may be necessary and proper. The provisions of this Section C7(g) shall survive the termination or expiration of this Agreement.

(h)

In addition, Fuji Xerox shall have the royalty-free perpetual, revocable (solely in the event of non-compliance with the limitations below) right after the Transition Period to use the “Fuji Xerox” name under the following limited conditions: [***].

(i)

For avoidance of doubt, notwithstanding any provision of the 2006TA to the contrary: (i) Sections C7(b) through C7(i) above shall survive expiration of the 2006TA for the duration of the Transition Period upon nonrenewal of the 2006TA pursuant to Section E14; and (ii) all rights granted to Fuji Xerox by Xerox as set forth in this Section C7 are subject to the following provisions of the 2006TA, which shall survive and apply during the Transition Period and otherwise in accordance with their terms (if and as applicable): Part A (to the extent applicable), Section C1(b), Section C4, Section C8(a), Section C9, Section C10, Section C11, Section C12, Section C13, Section C14, and Section E19.”

(b)	The following sections of the 2006TA are hereby modified and amended as follows.

(i)	The first sentence of Section B16(a) is hereby deleted in its entirety and replaced with the following:

“Except to the extent such negotiations relate to the development, manufacture or other preparation of Products for sale under the New Brand (as defined in the Section C7(b)), during the Term, Xerox and Fuji Xerox shall promptly notify the other party in writing upon the initiation of negotiations by Xerox, Fuji Xerox or one of their respective Subsidiaries with any third party involving any of the following, provided that if such third party is Fujifilm Co., Ltd., reporting of such events shall be made after such occurrence of the events on a quarterly basis:”

(ii)	The last sentence of Section C1(a) is hereby deleted in its entirety and replaced with the following sentences:

“Fuji Xerox acknowledges and understands that the use of the “Fuji Xerox” Trademark and Trade Name outside of the Territory for advertisement or solicitation purposes is outside of any licenses granted hereunder and is strictly prohibited, subject (with respect to Trade Name) to the limited exception stated in Section C7(i). For avoidance of doubt, a mark containing the word “Fuji” shall not be deemed as confusingly similar, deceptive or misleading with respect to “Fuji Xerox”.”

(iii)	Section C5 is hereby deleted in its entirety and replaced with the following:

“During the Term, Fuji Xerox and its Subsidiaries and such other companies as agreed in writing (except for certain small “start-up” companies to be mutually agreed to in writing) shall trade under the trade names that include the term “Xerox” in the Territory except where otherwise agreed between the Parties and except in the case of P.T. Astra-Graphia in Indonesia and as set forth in Section C7(b).”

(iv)	The first sentence of Section C6(a)(i) is hereby deleted in its entirety and replaced with the following:

“Except as expressly set forth in Section C7(b), during the Term, all Products manufactured, made, used, sold, leased, distributed or otherwise disposed of within DPA inside the Territory by Fuji Xerox, its Subsidiaries and Fuji Xerox JV OPCOs shall prominently bear the “XEROX” or “FUJI XEROX” trademark.”

(v)	The third sentence of Section C6(a)(ii) is hereby deleted in its entirety and replaced with the following:

“Except as expressly set forth in Section C7(b), during the Term, all such Products manufactured, made, used, sold, leased, distributed or otherwise disposed of within DPA in the Territory by Fuji Xerox, its Subsidiaries and Fuji Xerox JV OPCOs for the Office Segment may bear Fuji Xerox Trademarks as product names, if so desired by Fuji Xerox, provided such use is secondary to the “XEROX” or “FUJI XEROX” Trademark used; and provided further that prior to implementation of such Fuji Xerox trademarks, Fuji Xerox shall propose, in writing, to Xerox such Fuji Xerox Trademarks for Xerox’s prompt concurrence.”

(vi)	The second sentence of Section C6(a)(iii) is hereby deleted in its entirety and replaced with the following:

“Except as expressly set forth in Section C7(b), during the Term, all Products manufactured, made, used, sold, leased, distributed or otherwise disposed of within DPA inside the Territory shall bear Xerox Trademarks as product names, be approved by Xerox and registered (where registerable) in the name of Xerox Corporation or Xerox Limited in the Territory at Xerox’s cost; provided that Xerox Corporation or Xerox Limited shall effectively manage that process.”

(vii)	Section C6(a)(iv) is hereby deleted in its entirety and replaced with the following:

“Fuji Xerox may, from time to time, use other trademarks with respect to DPA; provided however, during the Term, all new names must be approved in advance by Xerox and such new names shall be registered (where registerable) in the name of Xerox Corporation or Xerox Ltd. except as provided in (1) Section C6(a)(ii) or (2) Section C7(b).”

(viii)	Section C8(b) is hereby deleted in its entirety.

(ix)	The first sentence of Section C12(a) is hereby deleted in its entirety and replaced with the following:

“Fuji Xerox shall manufacture, sell, lease, use, distribute or otherwise dispose of Xerox branded Products and all related Xerox branded packaging and promotional materials in compliance with the Quality Control Standards.”

(x)	Section E17 is hereby deleted in its entirety and replaced with the following:

“Upon expiration or termination of this Agreement under Section E14, the Patent, Technical Information and Copyright licenses and rights granted to Fuji Xerox under the Amended 1999TA and such already granted to Fuji Xerox under Sections B1, B2, and B3 hereof as of the date of expiration or termination shall continue in effect as royalty-free, irrevocable, non-exclusive licenses, with the right to grant sublicenses as provided in Section B1, B2, and B3.”

2.

Post-Expiration IP Access.    From and after the Expiration Date, Xerox’s licenses granted to Fuji Xerox for that certain non-marking DPA set forth in Exhibit A of this Amendment shall be amended to be worldwide, royalty-free, non-exclusive, sublicensable solely to Fuji Xerox Subsidiaries, perpetual and irrevocable. Any licenses of future IP (i.e., developed after the Expiration Date) shall be agreed separately on an arms-length basis.

3.	Effect of Termination. Except as set forth in this Amendment, after the Expiration Date, those terms contemplated to survive by Section E16 of the 2006TA shall survive as set forth therein.

4.

Amendment Effective Date.    Subject to the terms and conditions of that certain Stock Purchase Agreement, dated as of November 5, 2019, by and between FUJIFILM Holdings Corporation, FUJIFILM Asia Pacific Pte. Ltd., Xerox, Xerox Limited and Fuji Xerox (the “SPA”), this Amendment shall become effective on the Ancillary Agreements Effectiveness Date as defined in the SPA (the “Amendment Effective Date”).

5.

Termination.    If the SPA is terminated pursuant to its terms prior to the Amendment Effective Date, this Amendment shall terminate and be of no further force and effect. For the avoidance of doubt, termination of the SPA on or after the Amendment Effective Date shall have no effect on this Amendment.

6.

Survival.    In the event of any conflict between the terms of this Amendment and the terms of the 2006TA, the terms of this Amendment shall control and be governing. Except as expressly stated in this Amendment, the 2006TA and all provisions not amended herein shall continue in full force and effect in accordance with their terms.

7.	Exhibits.

Exhibit A	Certain Non-Marking DPA

Exhibit B	Certain Xerox Trademarks

Exhibit C	Xerox Trademarks List

[Signature Page Follows]

XEROX CORPORATION	FUJI XEROX CO., LTD.

By: /s/ Steve Bandrowczak	By: /s/ Kouichi Tamai

Printed Name: Steve Bandrowczak	Printed Name: Kouichi Tamai

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